Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WHITING OIL AND GAS CORPORATION

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Whiting Oil and Gas Corporation, (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is Whiting Oil and Gas Corporation. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on the 18th day of August, 1983.

(2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

(4) The text of the Certificate of Incorporation is restated in its entirety as follows:

FIRST. The name of the Corporation is Whiting Oil and Gas Corporation.

SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH. (a) The total number of shares of stock that the corporation shall have authority to issue is 1,000 shares of common stock, each having a par value of $1.00 per share (“Common Stock”).

(b) Each holder of record of the Common Stock shall have one vote for each share of Common Stock standing in his name on the books of the Corporation and entitled to vote. The Common Stock shall have no special powers, preferences or rights, or qualifications, limitations or restrictions thereof.

(c) Cumulative voting by any holder of Common Stock of the Corporation entitled to vote shall not be allowed in the election of directors or for any other purpose.

FIFTH. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Number of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation.

(c) Classified Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2004 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2005 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2006 annual meeting. At each succeeding annual meeting of stockholders beginning in 2004, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. As used in this Amended and Restated Certificate of Incorporation, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

(d) Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Vacancies; Removal. Any vacancy on the Board of Directors may be filled in the manner prescribed in the Corporation’s bylaws. Any or all of the directors of the Corporation may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

(f) Power of the Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

SIXTH. The Board of Directors of the Corporation is expressly authorized to make, adopt, alter, amend or repeal the bylaws of the Corporation.

SEVENTH. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 17th day of September, 2003.

By:	/s/ James J. Volker
Name:	James J. Volker
Title:	President, Chief Executive Officer and Director

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